Exhibit 10.19

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 18th day of August, 2025 (the “Effective Date”), between AXIL Brands, Inc. (the “Company”) and Jeff Toghraie (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Employment. The Company shall continue to employ Executive, and Executive accepts such continued employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the Date of Termination (as defined in Section 4(e) of this Agreement) (the “Term”).

2.        Position and Duties; Location.

(a)       Position and Duties. During the Term, Executive shall be employed by the Company as Chief Executive Officer. Executive shall report solely to the Board of Directors of the Company (the “Board”) and shall have such duties, responsibilities and authorities as are customarily associated with his position and such additional duties and responsibilities consistent with his position as may, from time to time, be properly and lawfully assigned to him by the Board.

(b)       Board Service. During the Term, the Board shall cause Executive to be nominated to serve as a member of the Board for each year during the Term that Executive’s Board position is slated for reelection. Executive agrees that his service during the Term as a member of the Board shall be without additional compensation.

(c)       Engaging in Other Activities. During the Term, Executive shall devote substantially all of his business time, energies and talents to serving as Chief Executive Officer of the Company, and shall perform his duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board. During the Term, it shall not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards, (ii) with the consent of the Board, which consent shall not be unreasonably withheld, serve on other corporate boards, and (iii) manage his personal investments, so long as such activities (individually or in the aggregate) do not significantly interfere with the performance of Executive’s responsibilities under this Agreement or Executive’s fiduciary duties to the Company.

(d)       Location. Executive shall perform his duties and responsibilities hereunder principally at the Company’s corporate headquarters, which currently is in Beverly Hills, California; provided that Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement.

(e)       Affiliates. Executive agrees to serve, at the Board’s request and without additional compensation, as an officer and director of each of the Company’s affiliates. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

(f)       Clawback Policy. Executive acknowledges that, notwithstanding any provision of this Agreement to the contrary, any incentive-based compensation earned by, payable to, or paid to Executive shall be subject to forfeiture or repayment as may be provided under the Company’s Clawback Policy, as the same may be amended from time to time.

3.        Compensation and Benefits.

(a)       Base Salary. During the Term, the Company shall pay Executive an annualized base salary (“Base Salary”) at a rate of $275,000, payable in regular installments in accordance with the Company’s normal payroll practices. During the Term, the Base Salary shall be reviewed by the Board at such time as the salaries of other senior executives of the Company are reviewed generally. The Base Salary shall not be reduced, other than in connection with an across-the-board salary reduction which applies in a comparable manner to other senior executives of the Company. If so increased (or reduced), then such adjusted salary will thereafter be the Base Salary for all purposes under this Agreement.

(b)       Annual Bonus. For each fiscal year of the Company during the Term, Executive shall be eligible to receive an annual bonus, with a target bonus opportunity that is not less than 40% of his Base Salary (the “Annual Bonus”). The Annual Bonus for any fiscal year, if earned, will be paid to Executive by the Company in accordance with the terms, and subject to the conditions, of the Company’s Annual Bonus program as applicable from time to time to senior executives of the Company, generally.

(c)       Opportunity to Receive Base Salary and Annual Bonus in Stock. The Company shall establish procedures to permit Executive to elect, at a time and in a manner determined by the Company and in any event prior to the applicable payment date, to receive any portion Executive’s Base Salary or Annual Bonus in vested shares of the Company’s common stock, to be delivered on the same date that the applicable Base Salary or Annual Bonus amount otherwise would be payable to Executive in cash, and with the number of shares so deliverable to be determined by dividing the applicable amount of Base Salary or Annual Bonus otherwise payable in cash on the relevant date (absent Executive’s election to receive shares) by the closing price per share of the Company’s common stock on such date (less any shares retained by the Company to cover applicable tax withholding). Any shares of the Company’s common stock delivered by the Company pursuant to this Section 3(c) shall be awarded under, and counted against the available share reserve of, a stockholder-approved equity compensation program of the Company.

(d)       Long-Term Incentive Programs. The Executive shall be eligible to participate in any long-term incentive award programs as may be made available by the Board (or the Compensation Committee thereof) from time to time in its discretion, including any long-term incentive programs made available from time to time to senior executives of the Company, generally.

(e)       Vacation. During the Term, Executive shall be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided that Executive shall be entitled to no less than thirty (30) paid vacation days per calendar year.

(f)       Expense Reimbursement. Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by Executive during the Term in connection with carrying out his duties hereunder in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.

(g)       Benefits. During the Term, and except as otherwise provided in this Agreement, Executive shall be eligible to participate in all welfare, fringe benefit, insurance (with coverage for members of Executive’s immediate family), retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time.

(h)       Indemnification and Insurance. Subject to any restrictions that may be imposed under the Company’s Clawback Policy, the Company shall indemnify Executive to the full extent provided for in its corporate charter, bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and senior executives and to the maximum extent that the Company indemnifies any of its other directors and senior executives, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executives against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its affiliates or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Board (other than any dispute, claim or controversy arising under or relating to this Agreement).

(i)       Certain Expenses. Subject to any restrictions that may be imposed under the Company’s Clawback Policy, the Company agrees to pay, as incurred, to the fullest extent permitted by law, or reimburse Executive if such payment is not legally permitted, for all reasonable legal fees and expenses that Executive may in good faith incur as a result of any contest by the Company or the Executive of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement; provided, however, that Executive shall reimburse the Company for any such payments made by the Company in connection with a contest by the Company if a court of competent jurisdiction or an arbitrator shall determine that Executive did not act in good faith in connection with such contest.

4.        Termination of Employment.

(a)       Death and Disability. Executive’s employment shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, then the Company may give written notice to Executive in accordance with Section 10 of this Agreement of the Company’s intention to terminate Executive’s employment; provided that such notice is provided no later than 120 calendar days following the determination of Executive’s Disability. In such event, Executive’s employment shall terminate effective on the 30th calendar day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 calendar days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform the essential duties of Executive’s position by reason of any medically determined physical or mental impairment that is reasonably expected to result in death or that lasts for 120 consecutive calendar days in any one-year period, all as determined by an independent licensed physician mutually acceptable to the Company and Executive or Executive’s legal representative.

(b)       Cause. Executive’s employment with the Company may be terminated by the Company with or without Cause. For purposes of this Agreement, “Cause” means Executive’s (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company or its subsidiaries, or any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with Executive’s duties or willful failure to perform Executive’s responsibilities in the best interests of the Company or its subsidiaries; (v) illegal use or distribution of drugs; (vi) violation of any material rule, regulation, procedure or policy of the Company or its subsidiaries, the violation of which could have a material detriment to the Company; or (vii) material breach of Section 7 of this Agreement, all as reasonably determined by the Board, which determination will be conclusive.

(c)       Good Reason. Executive’s employment with the Company may be terminated by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction by the Company of Executive’s title, duties, responsibilities or reporting relationship set forth in Section 2(a); (ii) a material reduction by the Company of Executive’s Base Salary (other than as permitted in Section 3(a) of this Agreement) or Executive’s target Annual Bonus opportunity; (iii) a failure to nominate Executive for re-election as a member of the Board (but for the avoidance of doubt, neither the failure by the Company’s stockholders to elect or re-elect Executive as a member of the Board, nor Executive’s resignation from the Board following such failure, shall be deemed to constitute Good Reason for purposes of this Agreement); (iv) the relocation of Executive’s principal place of employment outside of the Los Angeles, California metropolitan area, provided that Executive may be required to travel on business to the extent necessary to efficiently perform his duties under this Agreement, and such business travel shall not constitute Good Reason hereunder; or (v) any other material breach of this Agreement by the Company. A termination of Executive’s employment by Executive shall not be deemed to be for Good Reason unless (x) Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice. Additionally, Executive must terminate his employment within 120 calendar days after the initial occurrence of the circumstance constituting Good Reason for such termination to be “Good Reason” hereunder.

(d)       Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 calendar days after the giving of such notice). The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive, respectively, hereunder or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights hereunder.

(e)       Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 calendar days after such notice, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, or if Executive voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice, (iii) if Executive’s employment is terminated by reason of death, the date of death of Executive, or (iv) if Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date.

(f)       Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment by the Company for any reason, Executive shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates, except as otherwise may be requested by the Board. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Board, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

5.         Severance and Change of Control Protections.

(a)       Termination Without Cause or For Good Reason. If, during the Term, the Company terminates Executive’s employment without Cause (and not as a result of Executive’s death or Disability), or the Executive terminates his employment with the Company for Good Reason, then:

(i) The Company shall pay or provide the following payments and benefits to Executive (or to Executive’s authorized representative or estate, as applicable) (A) any Base Salary and Annual Bonus earned but unpaid through the Date of Termination, any unpaid expense reimbursements (subject to, and in accordance with, Section 3(f) of this Agreement), and, to the extent required by law, any unused vacation that accrued through the Date of Termination, with all such amounts to be paid no more than thirty (30) days after Executive’s Date of; and (B) any vested benefits to which Executive may be entitled under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”); and

(ii) Subject to Section 6 hereof, the Company shall pay, or cause to be paid, to Executive (or to Executive’s authorized representative or estate, as applicable) severance an amount equal to three (3) times the sum of (A) Executive’s Base Salary (as in effect immediately prior to the Termination Date and disregarding any reduction that constitutes Good Reason for the Executive’s termination of employment) and (B) the average Annual Bonus paid to Executive for the preceding three fiscal years (or, if greater, Executive’s target Annual Bonus amount as in effect immediately prior to the Termination Date and disregarding any reduction that constitutes Good Reason for the Executive’s termination of employment). Any such severance payment shall be made in cash, in a single lump sum payment within thirty (30) days after the Release (as defined in Section 6) becomes effective and irrevocable in accordance with its terms.

(b)       Other Terminations. If, during the Term, the Company terminates Executive’s employment for Cause, or if Executive voluntarily terminates his employment without Good Reason, or if Executive’s employment terminates as a result of his death or Disability, then the Company shall pay or provide to Executive the Accrued Benefits, payable in accordance with Section 5(a)(i) of this Agreement, and no further amounts shall be payable to Executive under this Section 5 after the Date of Termination.

(c)       Change of Control.

(i)       In the event of a Change of Control during the Term of the Agreement (and subject to Executive’s continued employment until the date of such Change of Control), the Company shall deliver 500,000 vested shares of the Company’s common stock to Executive, effective immediately prior to such Change of Control (less any shares retained by the Company to cover applicable tax withholding). Any shares of the Company’s common stock delivered by the Company pursuant to this Section 5(c)(i) shall be awarded under, and counted against the available share reserve of, a stockholder-approved equity compensation program of the Company. In the event of an equity restructuring (within the meaning restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor or replacement accounting standard), such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the 500,000 share number set forth above in this Section 5(c)(i) shall be appropriately adjusted by the Board, without any need for consent by Executive, in order to prevent the dilution or enlargement of Executive’s rights under this Section 5(c)(i).

(ii)       For purposes of this Agreement, a “Change of Control” means (i) consummation of a merger or consolidation of the Company with any other corporation or association as a result of which the holders of the voting capital stock of the Company as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the sale or transfer (other than as security for obligations of the Company) of substantially all the assets of the Company to any person within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, other than a person that directly or indirectly controls, is controlled by, or is under common control with, the Company; or (iii) in the absence of prior approval by the Board, the acquisition of more than 20% of the Company’s voting capital stock by any person within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company.

(d)       Section 280G. In the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Total Payments”), is or will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the distribution of shares of the Company’s common stock pursuant to Section 5(c)(i) of this Agreement, then by reducing any severance otherwise payable pursuant to Section 5(a)(ii) of this Agreement, then by reducing any other payment or benefit that triggers such Excise Tax in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant); (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant); and (iv) reduction of any other payments or benefits due to Executive (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by a nationally recognized accounting firm mutually acceptable to the Company and Executive.

6.       Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any severance benefit under Section 5(a)(ii) of this Agreement unless: (a) Executive (or Executive’s legal representative) timely executes a release of claims agreement on a form provided by the Company, (b) Executive does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms within sixty (60) days after the termination of Executive’s employment.

7.       Work Product and Confidential Information.

(a)       Executive agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the Company’s or any of its affiliates’ actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by Executive (either solely or jointly with others) while employed by or serving as a consultant to the Company or any of its affiliates (“Work Product”) shall be the sole and exclusive property of the Company or any such affiliate. Executive will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(b)       For purposes of this Agreement, “Confidential Information” means information disclosed to Executive or known by Executive as a result of employment by the Company, not generally known to the trade or industry in which the Company or its affiliates are engaged, about products, processes, technologies, machines, customers, clients, employees, services and strategies of the Company and its affiliates, including, but not limited to, inventions, research, development, manufacturing, purchasing, financing, computer software, computer hardware, automated systems, engineering, marketing, merchandising, selling, sales volumes or strategies, number or location of sales representatives, names or significance of the Company’s customers or clients or their employees or representatives, preferences, needs or requirements, purchasing histories, or other customer or client-specific information. Such Confidential Information is and shall continue to be the property of the Company.

(c)       Executive recognizes that Confidential Information is of great value to the Company, that the Company has legitimate business interests in protecting its confidential information, and that the disclosure to anyone not authorized to receive such information will cause immediate and irreparable injury to the Company. Except as required by law or in the performance of his duties for the Company, unless Executive first secures the Company’s written consent, Executive will not divulge, disclose, use, copy, disseminate or publish any Confidential Information. Executive understands and agrees that the obligations not to disclose, use, disseminate or publish Confidential Information shall continue after termination of employment for any reason.

(d)       Executive agrees that upon the Date of Termination, or at any other time that the Company may request, for whatever reason, Executive shall deliver (and in the event of Executive’s death or Disability, his representative shall deliver) to the Company all computer equipment or backup files of or relating to the Company or its affiliates, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and all copies thereof) relating to Confidential Information, Work Product, or the business of the Company or its affiliates which Executive has in his possession, custody or control. If the Company requests, Executive (or his representative) agrees to provide written confirmation that Executive has returned all such materials.

(e)       Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, or from receiving any whistleblower award for any such information provided to any government agency. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company if Executive should make any such reports or disclosures.

(f)       Executive agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Section 7 and that the Company may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Section. Nothing in this Section 7(f) will be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the other provisions of this Section 7 that may be pursued or availed of by the Company.

8.       Cooperation in Investigations and Proceedings. During the Term and for a period of three (3) years thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters occurring, in whole or in part, during such employment with the Company and within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment). In requesting Executive’s cooperation, the Company shall take into account his other personal and professional obligations. Executive shall be reimbursed for the reasonable expenses Executive incurs in connection with any such cooperation and/or assistance. Any such reimbursements shall be paid to Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred (subject to Executive’s timely submission to the Company of proper documentation with respect thereto).

9.       Survival. Subject to any limits on applicability contained therein, Sections 2(f), 3(h), 3(i), 4(f), 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 18 and 19 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or this Agreement.

10.       Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Executive shall be sent to the address of Executive most recently provided to the Company. Notices to the Company should be sent to AXIL Brands, Inc., 9150 Wilshire Boulevard, Ste. 245, Beverly Hills, California 90212, Attention: Board of Directors. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

11.       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.       Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.       Withholding of Taxes. The Company and its affiliates may withhold from any amounts payable or benefits provided under this Agreement all federal, state, municipal or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.

14.       Counterparts. This Agreement may be executed in separate counterparts (including by electronic signature), each of which counterparts shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

15.       Successors and Assigns.

(a)       This Agreement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 15(c), without the prior written consent of Executive, this Agreement shall not be assignable by the Company.

(c)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

16.       Choice of Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.

17.       Voluntary Agreement. Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

18.       Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19.       Section 409A Compliance.

(a)       In General. Section 409A of the Code (“Section 409A”), imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to Executive upon termination of employment). Failure to comply with the restrictions of Section 409A could result in negative tax consequences to Executive, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for one or more separation pay exceptions to Section 409A, to the maximum extent possible. If neither of these exceptions applies, and if Executive is a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Agreement to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided during the first 6 months following Executive’s “separation from service” (within the meaning of Section 409A) shall instead be accumulated through and paid or provided (without interest) on the first business day following the 6-month anniversary of Executive’s separation from service.

(b)       Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its affiliates as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. Notwithstanding any other provision of this Agreement to the contrary, but only to the extent necessary to comply with Section 409A, if the period in which the Release must be provided and become effective and irrevocable in accordance with its terms begins in one calendar year and ends in a second calendar year, payment of any nonqualified deferred compensation shall be made or commence in the later of such two calendar years.

(c)       Reimbursements and In-Kind Benefits. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as may be permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last business day of Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

AXIL BRANDS, INC.	EXECUTIVE

/s/ Jeff Brown	/s/ Jeff Toghraie
By: Jeff Brown	Jeff Toghraie

Its: Chief Financial Officer and

Chief Operating Officer

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